Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-259854) on Form S-8 of OppFi Inc. of our report dated March 11, 2022, except for Note 2 and Note 19 relating to diluted earnings per share as to which the date is March 21, 2023, relating to the consolidated financial statements of OppFi Inc., appearing in this Annual Report on Form 10-K/A of OppFi Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Raleigh, North Carolina
March 21, 2023